Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS

Dime reports third quarter 2017 net income of $13.3 million, $0.35 diluted EPS

Brooklyn, NY – October 26, 2017 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “bank”), today reported net income of $13.3 million for the quarter ended September 30, 2017, or $0.35 per diluted common share, compared with net income of $12.0 million for the quarter ended June 30, 2017, or $0.32 per diluted common share, and net income of $10.5 million for the quarter ended September 30, 2016, or $0.29 per diluted common share.

Highlights for the third quarter of 2017 included:

•	Robust Business Banking division loan originations of $86.0 million in the third quarter, at an average rate of 4.61%, a 33% increase versus the second quarter of 2017;

•	Received approval to serve as a Small Business Administration (“SBA”) lender, positioning the Business Banking division for future expansion;

•	Deposit costs remain well-controlled, with total cost of deposits remaining flat on a year-over-year basis and up only 1 basis point compared to the second quarter of 2017;

•	Pristine credit quality, with total non-performing loans dropping to 0.01% of total loans; and

•	Continued expense discipline with core expenses remaining well-controlled.

Kenneth J. Mahon, President and CEO of the Company, stated “We continued the expansion of our Business Banking division and remained focused on growing the relationship-based lending model. Given the strong growth that we saw in this business during the third quarter, we remain on track to achieve the goals we set at the beginning of the year. Becoming an approved SBA lender was also an important step as it allows us to better serve small business customers and help drive economic opportunity in our communities. It is also important to note that we maintained our focus of expense discipline while investing in, and growing, the Business Banking division.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the third quarter of 2017 was $38.5 million, an increase of $405,000 (+1.1%) from the second quarter of 2017 and an increase of $3.1 million (+8.8%) over the third quarter of 2016. Net interest margin (“NIM”) was 2.53% during the third quarter of 2017, compared to 2.57% in the second quarter of 2017, and 2.59% during the third quarter of 2016.  The NIM for the third quarter of 2017 was negatively impacted by 1 basis point as a result of approximately 17 days of interest expense related to the Company’s Trust Preferred securities that were redeemed on July 17, 2017.

During the third quarter of 2017, income from prepayment activity totaled $1.4 million, benefiting NIM by 9 basis points, compared to $1.0 million, or 7 basis points, during the second quarter of 2017, and $1.7 million, or 12 basis points, during the third quarter of 2016. Average interest-earning assets were $6.08 billion for the third quarter of 2017, an 11.2% (annualized) increase from $5.92 billion for the second quarter of 2017, and an 11.6% increase from $5.45 billion for the third quarter of 2016.

For the third quarter of 2017, the average yield on interest-earning assets (excluding prepayment income) was 3.44%, 3 basis points lower than the 3.47% yield for both the second quarter of 2017 and for the third quarter of 2016. The average cost of funds was 1.14% for the third quarter of 2017, flat compared with the second quarter of 2017, and down 1 basis point compared with the third quarter of 2016.

Loans

Real estate loan portfolio growth was $59.6 million (4.1% annualized) during the third quarter of 2017. Real estate loan originations were $210.6 million during the quarter, at a weighted average interest rate of 3.99%. Real estate loan amortization and satisfactions totaled $148.0 million, or 10.2% (annualized) of the portfolio balance, at an average rate of 4.02%. The annualized loan payoff rate of 10.2% for the third quarter of 2017 was lower than both the second quarter of 2017 (10.5%) and the third quarter of 2016 (12.7%). Average real estate loans were $5.84 billion in the third quarter of 2017, an increase of $83.4 million (5.8% annualized) from the second quarter of 2017 and an increase of $514.2 million (9.6%) from the third quarter of 2016.

Included in total real estate loan originations during the third quarter of 2017 were $41.5 million of originations from the Business Banking division at a weighted average rate of 4.62%, compared to $28.8 million of originations at a weighted average rate of 4.67% during the second quarter of 2017.

Commercial and industrial (“C&I”) loan originations were $44.6 million during the quarter, at a weighted average rate of 4.60% compared to $35.9 million at a weighted average rate of 4.77% during the second quarter of 2017. Total C&I loan balances were $111.1 million at the end of the third quarter of 2017, compared to $68.2 million at the end of the second quarter of 2017.

Approximately 40% of the Business Banking division’s year-to-date originations have been floating rate loans.

Cash and Securities

Third quarter 2017 cash and securities balances increased by $81.6 million versus the second quarter of 2017. “In the coming quarters, investors can expect to see trending growth in the bank’s on-balance sheet liquidity, in keeping with our strategic asset diversification objectives,” stated Mr. Mahon. “The appropriate level of investment liquidity for our bank will be based in part on the direction of monetary policy and interest rates, as signaled by the Federal Reserve Open Market Committee, and on our analysis of the bank’s funding needs and the level of core deposit funding.”

Deposits

The Company continues to focus on growing relationship-based deposits sourced from its retail branches and Business Banking division. On a year-over-year basis, total average checking account balances increased by 17.9% to $417.6 million for the third quarter of 2017.

The average cost of total deposits for the third quarter of 2017 increased 1 basis point on a linked quarter basis to 0.86%, and remained unchanged compared to the third quarter of 2016. While many of the bank’s online competitors increased their posted rates in the second quarter and third quarter of 2017, the posted rate on DimeDirect, the bank’s online channel, remained unchanged, which led to money market account outflows from this channel. Overall, total deposits declined by $47.3 million during the third quarter of 2017 from the linked quarter.

“Our funding focus is on core business deposits, therefore we chose a less aggressive online deposit pricing posture last quarter, which caused the loan-to-deposit ratio to rise,” stated Mr. Mahon. “Our strategic goal is to have all of our new extensions of credit include some level of self-funding, and to increase our business loan and deposit services to the small and medium sized enterprises in the branch market areas. The online channel is one element of our strategy and will remain competitively priced.”

The loan-to-deposit ratio was 136.8% at September 30, 2017, compared to 133.0% at June 30, 2017 and 132.0% at September 30, 2016.

Borrowed Funds

Total borrowings increased $202.3 million during the third quarter of 2017 as compared to the second quarter of 2017 as the Company utilized Federal Home Loan Bank advances to offset some of the declines in online money market deposits. The Company also took advantage of lower borrowing rates during the third quarter of 2017 and entered into $97.0 million of long-term borrowings (with initial terms of 2 years and more), at an average rate of 1.74%, versus $60.9 million of long-term borrowings, at an average rate of 1.76%, in the second quarter of 2017.

Non-Interest Income

Non-interest income was $4.3 million during the third quarter of 2017, which was $2.5 million higher compared to the second quarter of 2017, and up $2.2 million compared to the third quarter of 2016.  The increase in non-interest income during the third quarter of 2017 was due to a gain of $2.6 million from the sale of the Company’s pooled bank trust preferred securities portfolio.

Non-Interest Expense

Total non-interest expense during the third quarter of 2017 was $22.2 million. During the third quarter of 2017, the Company recognized one-time expenses of $1.3 million for losses from the extinguishment of debt related to the redemption of its Trust Preferred securities. In addition, the Company also recognized $1.7 million of one-time expenses related to de-conversion costs associated with the planned change in the bank’s core processor, which is expected to occur in 2018.  Excluding these one-time expense items, adjusted non-interest expense was $19.2 million during the third quarter of 2017, lower than the second quarter of 2017 by $291,000, primarily related to lower salary expense and related employee benefits.

The ratio of non-interest expense to average assets was 1.41% during the third quarter of 2017. Excluding the aforementioned one-time expenses, the ratio was 1.22% during the third quarter of 2017, lower than both 1.27% during the second quarter of 2017, and 1.29% during the third quarter of 2016.

The efficiency ratio was 55.3% during the third quarter of 2017. Excluding the aforementioned one-time expenses, the ratio was 47.8% during the third quarter of 2017, lower than both the 49.0% during the second quarter of 2017, and the 48.8% during the third quarter of 2016.

Income Tax Expense

The reported effective tax rate for the third quarter of 2017 was 35.2%. During the quarter, the Company recognized an income tax benefit of $1.5 million for a discrete tax item related to distributions of retirement benefits from the Company’s Benefit Maintenance Plan. The tax benefit was partially offset by a one-time deferred tax expense of $476,000 to adjust the Company’s deferred tax asset. Excluding these one-time tax adjustments and the one-time non-interest income and expense items mentioned above, the effective income tax rate would have been 40.1% for the third quarter, compared to 37.8% for the second quarter of 2017. The increase in the adjusted effective tax rate negatively impacted the third quarter of 2017 adjusted earnings per diluted share, of $0.33, by $0.01.

Credit Quality

Non-performing loans were $806,000, or 0.01% of total loans, at September 30, 2017, a decrease from $3.4 million, or 0.06% of total loans, at June 30, 2017. The decrease in non-performing loans during the third quarter of 2017 was primarily the result of $2.4 million non-performing loans sold at par value. The allowance for loan losses was 0.37% of total loans at September 30, 2017, consistent with June 30, 2017. At September 30, 2017, non-performing assets represented 0.7% of the sum of the bank’s tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio") (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release), which is lower than the ratio of 1.0% at June 30, 2017.  A loan loss provision of $23,000 was recorded during the third quarter of 2017, compared to a provision of $1.0 million during the second quarter of 2017, and $1.2 million during the third quarter of 2016.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.58% at September 30, 2017, was in excess of all applicable regulatory requirements.

The bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements inclusive of conservation buffer amounts.  At September 30, 2017, the bank’s leverage ratio was 9.23%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.46% and 11.90%, respectively.

Diluted earnings per common share of $0.35 exceeded the quarterly $0.14 cash dividend per share by 150% during the third quarter of 2017, equating to a 40.0% dividend payout ratio.

Book value per share was $15.66 and tangible book value (common equity less goodwill divided by number of shares outstanding) per share was $14.17 at September 30, 2017.

Outlook for the Quarter Ending December 31, 2017

At September 30, 2017, the bank had outstanding real estate loan commitments totaling $46.7 million, at an average interest rate approximating 4.31%, all of which are expected to close during the quarter ending December 31, 2017.

During the third quarter of 2017, the Company increased its rack rates on multifamily loans, reflecting the fact that funding costs are moving higher. In 2017, the bank has also built its origination capacity to support new lending channels with higher yields and more deposit opportunities. Therefore, with a lower level of expected originations in the Company’s traditional multifamily market, the multifamily portfolio is expected to be lower on a linked quarter basis. The Business Banking division is expected to meet its 2017 portfolio growth targets, which includes C&I and direct-sourced commercial real estate loans.

Loan loss provision for the fourth quarter of 2017 is expected to be driven by loan portfolio growth, subject to management’s assessment of the adequacy of the allowance for loan losses.

Non‐interest expense is expected to be approximately $19.5 million during the fourth quarter of 2017.

The previously announced sale of the Williamsburg branch office property is now expected to close in the fourth quarter of 2017 and is expected to generate an after-tax gain of approximately $5-6 million.

The Company projects that the consolidated effective tax rate will approximate 39% in the December 2017 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.44 billion in consolidated assets as of September 30, 2017. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; failure or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Senior Vice President – Corporate Development and Treasurer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	September 30, 2017	June 30, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$173,060	$110,044	$113,503
Investment securities held to maturity	-	5,315	5,378
Investment securities available for sale	4,034	4,049	3,895
Mortgage-backed securities available for sale	27,381	3,496	3,558
Trading securities	2,675	2,687	6,953
Loans:
One-to-four family residential, including condominium and cooperative apartment	66,519	70,982	74,022
Multifamily residential and residential mixed use (1)(2)	4,775,858	4,746,075	4,592,282
Commercial and commercial mixed use real estate	1,003,642	975,771	958,459
Acquisition, development, and construction ("ADC")	9,115	4,000	-
Unearned discounts and net deferred loan fees	11,433	10,105	8,244
Total real estate loans	5,866,567	5,806,933	5,633,007
Commercial and industrial ("C&I")	111,099	68,199	2,058
Other loans	1,092	1,749	1,357
Allowance for loan losses	(22,007)	(21,985)	(20,536)
Total loans, net	5,956,751	5,854,896	5,615,886
Premises and fixed assets, net	22,968	22,315	18,405
Premises held for sale	1,379	1,379	1,379
Federal Home Loan Bank of New York capital stock	61,833	50,961	44,444
Bank Owned Life Insurance ("BOLI")	87,982	87,424	86,328
Goodwill	55,638	55,638	55,638
Other assets	50,728	59,980	50,063
TOTAL ASSETS	$6,444,429	$6,258,184	$6,005,430
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$309,126	$313,351	$297,434
Interest Bearing Checking	111,612	112,867	106,525
Savings	360,559	365,668	366,921
Money Market	2,564,396	2,729,968	2,576,081
Sub-total	3,345,693	3,521,854	3,346,961
Certificates of deposit	1,025,500	896,626	1,048,465
Total Due to Depositors	4,371,193	4,418,480	4,395,426
Escrow and other deposits	117,765	91,196	103,001
Federal Home Loan Bank of New York advances	1,217,500	944,575	831,125
Subordinated Notes Payable, net	113,575	113,545	-
Trust Preferred Notes Payable	-	70,680	70,680
Other liabilities	38,359	39,260	39,330
TOTAL LIABILITIES	5,858,392	5,677,736	5,439,562
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,617,919 shares, 53,614,924 shares and 53,572,745 shares issued at September 30, 2017, June 30, 2017 and December 31, 2016, respectively, and 37,422,884 shares, 37,675,379 shares and 37,455,853 shares outstanding at September 30, 2017, June 30, 2017, and December 31, 2016, respectively)	536	536	536
Additional paid-in capital	276,674	280,453	278,356
Retained earnings	524,237	516,165	503,539
Accumulated other comprehensive loss, net of deferred taxes	(4,711)	(5,647)	(5,939)
Unearned Restricted Stock Award common stock	(3,536)	(4,433)	(1,932)
Common stock held by the Benefit Maintenance Plan	(2,736)	(7,029)	(6,859)
Treasury stock (16,195,035 shares, 15,939,545 shares and 16,116,892 shares at September 30, 2017, June 30, 2017 and December 31, 2016, respectively)	(204,427)	(199,597)	(201,833)
TOTAL STOCKHOLDERS' EQUITY	586,037	580,448	565,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,444,429	$6,258,184	$6,005,430

(1)	Includes loans underlying cooperatives.

(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income:
Loans secured by real estate	$51,621	$51,137	$48,090	$153,233	$141,099
Commercial and industrial ("C&I")	1,043	474	10	1,558	20
Other loans	19	18	18	55	56
Mortgage-backed securities	27	14	2	55	6
Investment securities	108	164	129	462	567
Other short-term investments	811	611	707	2,139	2,089
Total interest income	53,629	52,418	$48,956	157,502	143,837
Interest expense:
Deposits and escrow	9,408	9,509	8,635	28,424	23,026
Borrowed funds	5,763	4,856	4,974	15,080	15,223
Total interest expense	15,171	14,365	13,609	43,504	38,249
Net interest income	38,458	38,053	35,347	113,998	105,588
Provision for loan losses	23	1,047	1,168	1,520	1,589
Net interest income after provision for loan losses	38,435	37,006	34,179	112,478	103,999

Non-interest income:
Service charges and other fees	948	919	1,123	2,661	2,566
Mortgage banking income, net	69	65	16	150	71
Gain on trading securities	28	59	69	162	108
Gain on sale of real estate	-	-	-	-	68,183
Gain on sale of securities and other assets	2,607	-	-	2,607	40
Income from BOLI	558	551	570	1,654	2,173
Other	73	153	293	574	976
Total non-interest income	4,283	1,747	2,071	7,808	74,117
Non-interest expense:
Salaries and employee benefits	8,593	8,960	8,616	27,577	26,132
ESOP and RRP benefit expense	353	381	815	1,030	2,539
Occupancy and equipment	3,492	3,500	3,250	10,620	8,992
Data processing costs	3,392	1,503	1,284	6,502	3,735
Marketing	1,467	1,466	922	4,399	3,278
Federal deposit insurance premiums	875	712	613	2,242	1,933
Loss from extinguishment of debt	1,272	-	-	1,272	-
Other	2,731	2,947	2,732	8,771	7,584
Total non-interest expense	22,175	19,469	18,232	62,413	54,193

Income before taxes	20,543	19,284	18,018	57,873	123,923
Income tax expense	7,230	7,295	7,481	21,414	52,141

Net Income	$13,313	$11,989	$10,537	$36,459	$71,782

Earnings per Share ("EPS"):
Basic	$0.36	$0.32	$0.29	$0.97	$1.95
Diluted	$0.35	$0.32	$0.29	$0.97	$1.95

Average common shares outstanding for Diluted EPS	37,441,855	37,635,798	36,788,307	37,536,816	36,756,618

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Per Share Data:
Reported EPS (Diluted)	$0.35	$0.32	$0.29	$0.97	$1.95
Cash dividends paid per share	0.14	0.14	0.14	0.42	0.42
Book value per share	15.66	15.41	14.79	15.66	14.79
Tangible book value per share (1)	14.17	13.93	13.31	14.17	13.31
Dividend payout ratio	40.00%	43.75%	48.28%	43.30%	21.54%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.85%	0.78%	0.75%	0.79%	1.76%
Return on average common equity	9.14%	8.32%	7.63%	8.43%	17.89%
Return on average tangible common equity (1)	10.11%	9.20%	8.49%	9.34%	19.97%
Net interest spread	2.38%	2.40%	2.44%	2.39%	2.52%
Net interest margin	2.53%	2.57%	2.59%	2.56%	2.69%
Average Interest Earning Assets to Average Interest Bearing Liabilities	115.62%	117.18%	116.14%	116.38%	116.87%
Non-interest expense to average assets	1.41%	1.27%	1.29%	1.35%	1.33%
Efficiency ratio	55.29%	48.99%	48.82%	52.43%	48.66%
Loan-to-deposit ratio at end of period	136.78%	133.01%	132.00%	136.78%	132.00%
Effective tax rate	35.19%	37.83%	41.52%	37.00%	42.08%

Average Balance Data:
Average assets	$6,290,568	$6,128,378	$5,653,103	$6,148,620	$5,444,673
Average interest earning assets	6,084,253	5,918,173	5,453,070	2,942,245	5,239,049
Average loans	5,930,165	5,802,417	5,330,442	5,807,893	5,096,174
Average deposits	4,355,770	4,476,004	3,973,753	4,439,095	3,638,706
Average common equity	582,545	576,689	552,370	576,319	534,851
Average tangible common equity (1)	526,907	521,051	496,733	520,681	479,214

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$806	$3,374	$3,875	$806	$3,875
Non-performing assets (2)	806	4,661	5,155	806	5,155
Net charge-offs	1	16	29	49	54
Non-performing loans/ Total loans	0.01%	0.06%	0.07%	0.01%	0.07%
Non-performing assets/ Total assets	0.01%	0.07%	0.09%	0.01%	0.09%
Allowance for loan loss/ Total loans	0.37%	0.37%	0.37%	0.37%	0.37%
Allowance for loan loss/ Non-performing loans	2730.40%	651.60%	517.39%	2730.40%	517.39%
Loans delinquent 30 to 89 days at period end	$84	$1,872	$20	$84	$20

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.30%	8.46%	8.67%	8.30%	8.67%
Tier 1 common equity ratio	10.65	10.78	11.24	10.65	11.24
Tier 1 risk-based capital ratio	10.65	12.17	12.76	10.65	12.76
Total risk-based capital ratio	13.38	14.96	13.20	13.38	13.20
Tier 1 leverage ratio	8.58	9.86	10.29	8.58	10.29

Capital Ratios - Bank Only:
Tier 1 common equity ratio	11.47%	11.44%	11.22%	11.47%	11.22%
Tier 1 risk-based capital ratio	11.47	11.44	11.22	11.47	11.22
Total risk-based capital ratio	11.91	11.88	11.67	11.91	11.67
Tier 1 leverage ratio	9.23	9.25	9.04	9.23	9.04

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

(2)
Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
		September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,842,921	$51,621	3.53%	$5,759,565	$51,137	3.55%	$5,328,712	$48,090	3.61%
Commercial and industrial loans	86,014	1,043	4.85	41,776	474	4.54	555	10	7.21
Other loans	1,230	19	6.18	1,076	18	6.69	1,175	18	6.13
Mortgage-backed securities	5,631	27	1.92	3,460	14	1.62	456	2	1.75
Investment securities	9,304	108	4.64	16,970	164	3.87	16,718	129	3.09
Other short-term investments	139,153	811	2.33	95,326	611	2.56	105,454	707	2.68
Total interest earning assets	6,084,253	$53,629	3.53%	5,918,173	$52,418	3.54%	5,453,070	$48,956	3.59%
Non-interest earning assets	206,315			210,205			200,033
Total assets	$6,290,568			$6,128,378			$5,653,103

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$110,384	$58	0.21%	$114,257	$65	0.23%	$91,979	$55	0.24%
Money market accounts	2,643,537	5,961	0.89	2,767,455	6,139	0.89	2,196,387	4,702	0.85
Savings accounts	362,423	45	0.05	367,995	46	0.05	366,921	46	0.05
Certificates of deposit	932,208	3,344	1.42	925,535	3,259	1.41	1,056,346	3,832	1.44
Total interest-bearing deposits	4,048,552	9,408	0.92	4,175,242	9,509	0.91	3,711,633	8,635	0.93
Borrowed Funds	1,213,786	5,763	1.88	875,057	4,856	2.23	983,756	4,974	2.01
Total interest-bearing liabilities	5,262,338	$15,171	1.14%	5,050,299	$14,365	1.14%	4,695,389	13,609	1.15%
Non-interest-bearing checking accounts	307,218			300,762			262,120
Other non-interest-bearing liabilities	138,467			200,628			143,224
Total liabilities	5,708,023			5,551,689			5,100,733
Stockholders' equity	582,545			576,689			552,370
Total liabilities and stockholders' equity	$6,290,568			$6,128,378			$5,653,103
Net interest income		$38,458			$38,053			$35,347
Net interest spread			2.38%			2.41%			2.44%
Net interest-earning assets	$821,915			$867,874			$757,681
Net interest margin			2.53%			2.57%			2.59%
Ratio of interest-earning assets to interest-bearing liabilities		115.62%			117.18%			116.14%

Deposits (including non-interest bearing checking accounts)	$4,355,770	9,408	0.86%	$4,476,004	$9,509	0.85%	$3,973,753	$8,635	0.86%

SUPPLEMENTAL INFORMATION

Loan prepayment and late payment fee income		$1,371			$1,029			$1,695
Real estate loans (excluding net prepayment and late payment fee income)			3.44%			3.48%			3.48%
Interest-earning assets (excluding net prepayment and late payment fee income)			3.44%			3.47%			3.47%
Net Interest income (excluding net prepayment and late payment fee income)		$37,087			$37,024			$33,652
Net Interest margin (excluding net prepayment and late payment fee income)			2.44%			2.50%			2.47%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At September 30, 2017		At June 30, 2017		At September 30, 2016
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$66,519	4.31%	$70,982	4.29%	$75,297	4.24%
Multifamily residential and residential mixed use (2)(3)	4,775,858	3.39	4,746,075	3.38	4,450,025	3.39
Commercial and commercial mixed use real estate	1,003,642	3.92	975,771	3.91	955,048	3.93
Acquisition, development, and construction ("ADC")	9,115	5.34	4,000	5.25	-	-
Total real estate loans	5,855,134	3.50	5,796,828	3.49	5,480,370	3.50

Commercial and industrial ("C&I")	$111,099	4.68%	$68,199	4.62%	$635	6.65%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.

(2)	Includes loans underlying cooperatives.

(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

Non-Performing Loans	At September 30, 2017	At June 30, 2017	At September 30, 2016
One-to-four family residential, including condominium and cooperative apartment	$708	$654	$485
Multifamily residential and residential mixed use (1)(2)	-	2,618	3,219
Commercial mixed use real estate (2)	96	101	169
Other	2	1	2
Total Non-Performing Loans (3)	$806	$3,374	$3,875
Other Non-Performing Assets
Other real estate owned	-	-	18
Pooled bank trust preferred securities (4)	-	1,287	1,262
Total Non-Performing Assets	$806	$4,661	$5,155

One- to four-family and cooperative/condominium apartment	395	399	410
Multifamily residential and mixed use residential real estate (1)(2)	629	639	667
Mixed use commercial real estate (2)	4,197	4,218	4,282
Commercial real estate	3,313	3,330	3,380
Total Performing TDRs	$8,534	$8,586	$8,739

(1)	Includes loans underlying cooperatives.

(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

(4)	As of the dates presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES
(Dollars in thousands)

	At September 30, 2017	At June 30, 2017	At September 30, 2016
Total Non-Performing Assets	$806	$4,661	$5,155
Loans 90 days or more past due on accrual status (5)	3,466	1,265	2,165
TOTAL PROBLEM ASSETS	$4,272	$5,926	$7,320

Tangible common equity - Bank only (6)	$570,286	$555,059	$497,080
Allowance for loan losses and reserves for contingent liabilities	22,032	22,010	20,074
TANGIBLE COMMON EQUITY PLUS RESERVES	$592,318	$577,069	$517,154

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE COMMON EQUITY AND RESERVES)	0.7%	1.0%	1.4%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$13,313	$11,989	$10,537	$36,459	$71,782
Adjustments to Net Income (1):
Add: Loss from extinguishment of debt	698	-	-	698	-
Add: De-conversion costs	946	-	-	946	-
Less: Gain on sale of securities	(1,430)	-	-	(1,430)	-
Less: After tax gain on the sale of real estate	-	-	-	-	(37,483)
Tax adjustment	(985)	-	-	(985)	-
Adjusted ("non-GAAP") net income	$12,542	$11,989	$10,537	$35,688	$34,299

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.33	$0.32	$0.29	$0.95	$0.93
Adjusted return on average assets	0.80%	0.78%	0.75%	0.77%	0.84%
Adjusted return on average common equity	8.61%	8.32%	7.63%	8.26%	8.55%
Adjusted return on average tangible common equity	9.52%	9.20%	8.49%	9.14%	9.54%
Adjusted net interest spread	2.38%	2.40%	2.44%	2.39%	2.52%
Adjusted net interest margin	2.53%	2.57%	2.59%	2.56%	2.69%
Adjusted non-interest expense to average assets	1.22%	1.27%	1.29%	1.29%	1.33%
Adjusted efficiency ratio	47.82%	48.99%	48.82%	49.91%	48.66%

Reconciliation of Tangible Assets:
Total assets	$6,444,429	$6,258,184	$5,821,786	$6,444,429	$5,821,786
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible assets	6,388,791	6,202,546	5,766,148	6,388,791	5,766,148

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$586,037	$580,448	$555,291	$586,037	$555,291
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible common equity	530,399	524,810	499,653	530,399	499,653

Reconciliation of Tangible Common Equity - Bank only:
Total common equity	$625,924	$610,697	$552,718	$625,924	$552,718
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible common equity	570,286	555,059	497,080	570,286	497,080

(1)	Adjustments to net income are taxed at the company's statutory tax rate of approximately 45%.